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                                                                   EXHIBIT 10.13

                               GUIDANT CORPORATION

                             RESTRICTED STOCK GRANT

      This Restricted Stock Grant ("Restricted Stock Grant") has been granted effective ___ (the "Date of Grant"), by Guidant Corporation, an Indiana corporation, with its principal offices in Indianapolis, Indiana (the "Company"), to

________________________________________________________________________________
                                   ("Grantee")

Upon the Date of Grant, the fair market value of a share of Common Stock of the Company was _______.

                                    RECITALS

      Under the Guidant Corporation 1998 Stock Plan ("1998 Plan"), the Company's Management Development and Compensation Committee of the Board of Directors (the "Committee") has determined the form of this Restricted Stock Grant and selected the Grantee, an Eligible Person, to receive this Restricted Stock Grant and the shares of Common Stock that are subject hereto. The applicable terms of the 1998 Plan are incorporated in this Restricted Stock Grant by reference, including the definition of terms contained in the 1998 Plan.

                             RESTRICTED STOCK GRANT

      In accordance with the terms of the 1998 Plan, the Committee has made this Restricted Stock Grant and concurrently has issued or transferred to the Grantee shares of Common Stock upon the following terms and conditions:

      SECTION 1. Number of Shares. The number of shares of Common Stock issued or transferred under this Restricted Stock Grant is _______________.

      SECTION 2. Rights of the Grantee as Shareholder. The Grantee, as the owner of the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant, is entitled to all the rights of a shareholder of the Company, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Restricted Stock Grant. If the Grantee receives any additional shares by reason of being the holder of the shares of Common Stock issued or transferred under this Restricted Stock Grant or of the additional shares previously distributed to the Grantee, all of the additional shares shall be subject to the provisions of this Restricted Stock Grant. Initially, the shares of Common Stock will be held in an account maintained with the processor under the 1998 Plan (the "Account"). At the discretion of the Company, the Company may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 7.

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      SECTION 3. Restriction Period. The period of restriction ("Restriction
Period") for the shares of Common Stock issued under this Restricted Stock Grant shall commence on the Date of Grant and expire on ____; [provided that the Restriction Period may expire earlier with respect to all or part of the shares if Performance Vesting Criteria as follows are satisfied: _______________. ] In addition, the Restriction Period shall expire earlier as to all shares of Common Stock issued under this Restricted Stock Grant upon the earliest of (i) the date of death of the Grantee, (ii) the date of qualifying disability of the Grantee,
(iii) the date on which the Grantee becomes a Retired Employee (as defined below), or (iv) upon the occurrence of a Change of Control of the Company, as set forth in Section 9 of the 1998 Plan.

      A Retired Employee shall be a person whose employment with the Company has terminated upon or after the earlier of (i) the day upon which the person's age plus years of service with the Company, including any predecessor company, equals 80, (ii) the day the person has attained at least 55 years of age and has at least 10 years of service with the Company, including any predecessor company, (iii) the day the person attained 65 years of age or (iv) as the Committee otherwise shall determine.

      SECTION 4. Conditions During Restriction Period. During the entire Restriction Period the following conditions must continue to be satisfied:

      a. the employment of the Grantee with the Company must not terminate for any reason.

      b. the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant; and

      c. the Grantee must not exercise any appraisal rights with respect to the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant that are otherwise available under any provisions of the Indiana Business Corporation Law.

For purposes of this Restricted Stock Grant, the Company will determine when employment terminates. A Grantee's employment will not be deemed to have terminated if the Grantee goes on military leave, medical leave or other bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of employment is required by applicable law, the Company's policies or the terms of Grantee's leave; provided that vesting dates may be adjusted in accordance with the Company's policies or the terms of Grantee's leave.

      SECTION 5. Consequences of Failure to Satisfy Conditions. The following shall be the consequences of Grantee's failure to satisfy the conditions in
Section 4 during the Restriction Period:

      a. If the condition in Section 4.a is not satisfied, either by act of the Grantee or otherwise, (i) the Grantee will forfeit the shares of Common Stock

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            issued or transferred pursuant to this Restricted Stock Grant, (ii)
            the Grantee will assign, transfer, and deliver the certificates or any other evidence of ownership of such shares to the Company, (iii) all interest of the Grantee in such shares shall terminate and (iv) the Grantee shall cease to be a shareholder with respect to such shares.

      b. Any attempted sale, assignment, transfer, pledge or other disposition of the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant in violation of the condition in Section 4.b, whether voluntary or involuntary, shall be ineffective and the Company (i) shall not be required to transfer the shares, (ii) may impound any certificates for the shares or otherwise restrict Grantee's account and (iii) hold the certificates until the expiration of the Restriction Period.

      c. Any attempted exercise of appraisal rights in violation of the condition in Section 4.c shall be ineffective and the Company may disregard any purported notice of exercise of appraisal rights by the Grantee during the Restriction Period with respect to the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant.

      SECTION 6. Lapse of Restrictions. At the end of the Restriction Period, if the condition specified in Section 4.a has been satisfied during the Restriction Period, all restrictions shall terminate on the related shares, and the Grantee shall be entitled to transfer the shares from the Account or receive certificates without the legend prescribed in Section 7. However, in the event of an attempted violation of the condition specified in Section 4.b, the Company shall be entitled to delay transfers or withhold delivery of any of the certificates if, and for so long as, in the judgment of the Company's counsel, the Company would incur a risk of liability to any party to whom such shares were purported to be sold, transferred, pledged or otherwise disposed.

      SECTION 7. Legend on Certificates. Any certificate evidencing ownership of shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

      These shares have been issued or transferred subject to a Restricted Stock Grant and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntary or involuntary, a waiver of any appraisal rights, and a provision requiring transfer of these shares to Guidant Corporation (the "Company") without any payment in the event of termination of the employment of the registered owner, all as more particularly set forth in a Restricted Stock Grant, a copy of which is on file with the Company.

At the discretion of the Company, the Company may hold the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.

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      SECTION 8. Specific Performance of the Grantee's Covenants. By accepting this Restricted Stock Grant and the issuance and delivery of the shares of Common Stock pursuant to this Restricted Stock Grant, the Grantee acknowledges that the Company does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Restricted Stock Grant and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court having jurisdiction.

      SECTION 9. Employment with the Company. Nothing in this Restricted Stock Grant or in the 1998 Plan shall confer upon the Grantee the right to continued employment with the Company.

      SECTION 10. Section 83(b) Election. If the Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, the Grantee shall promptly (but in no event after thirty (30) days from grant) file a copy of such election with the Company, and cash payment for taxes shall be made at the time of such election.

      SECTION 11. Withholding Tax. Before the Company removes restrictions on transfer from the Account or delivers a certificate for shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to the Company the amount of federal, state or local taxes, if any, required by law to be withheld ("Withholding Obligation"). Subject to any subsequent Committee determination, the Company will withhold the number of shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of shares ("Net Shares") unless the Company receives notice not less than five (5) days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as the Company may establish or permit. Notwithstanding any such notice, if Grantee has not delivered funds within fifteen (15) days of after the Withholding Obligation arises, the Company may elect to deliver Net Shares.

      SECTION 12. Notices and Payments. Any notice to be given by the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given only upon receipt by the Treasurer of the Company at 111 Monument Circle, 29th Floor, Indianapolis, IN 46204, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by the Company to the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given if mailed or delivered to the Grantee at the address listed in the records of the Company or at such address as specified in writing to the Company by the Grantee.

      SECTION 13. Waiver. The waiver by the Company of any provision of this Restricted Stock Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Restricted Stock Grant at any subsequent time for any other purpose.

      SECTION 14. Termination or Modification of Restricted Stock Grant. This Restricted Stock Grant shall be irrevocable except that the Company shall have the right under Section 11(e) of the 1998 Plan to revoke this Restricted Stock Grant at any time during the

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Restriction Period if it is contrary to law or modify this Restricted Stock
Grant to bring it into compliance with any valid and mandatory law or government regulation. Upon request in writing by the Company, the Grantee will tender any certificates for amendment of the legend or for change in the number of shares of Common Stock issued or transferred as the Company deems necessary in light of the amendment of this Restricted Stock Grant. In the event of revocation of this Restricted Stock Grant pursuant to the foregoing, the Company may give notice to the Grantee that the shares of Common Stock are to be assigned, transferred and delivered to the Company as though the Grantee's employment with the Company terminated on the date of the notice.

      SECTION 15. Section Headings. The section headings in this Restricted Stock Grant are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this Restricted Stock Grant.

      SECTION 16. Determinations by Committee. Determinations by the Committee shall be final and conclusive with respect to the interpretation of the 1998 Plan and this Restricted Stock Grant.

      SECTION 17. Governing Law. The validity and construction of this Restricted Stock Grant shall be governed by the laws of the State of Indiana.

      IN WITNESS WHEREOF, the Company has caused this Restricted Stock Grant to be executed and granted in Indianapolis, Indiana.

                                                GUIDANT CORPORATION

                                                By:
                                                   _____________________________

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